Exhibit 99.1

Contact:	Andrew C. Bearden, Jr. Executive Vice President Chief Financial Officer (334) 875-1000

THE PEOPLES BANCTRUST CO., INC. ANNOUNCES FIRST QUARTER RESULTS

SELMA, Ala. – (April 16, 2003) – The Peoples BancTrust Co., Inc. (NASDAQ Small Cap: PBTC) today reported results for its first quarter ended March 31, 2003.

“Peoples BancTrust reported net income of $1.6 million in the first quarter of 2003, down $80,000 compared with the same quarter last year,” stated Ted M. Henry, chairman of the board of directors. “Our results were affected by the weak economy and the low interest rate environment compared with last year. Although we made solid progress in growing non-interest income and holding down expenses, it did not offset the effects of soft loan demand and the $725,000 increase in our provision for loan losses in light of the weak economy”, concluded Mr. Henry.

First Quarter Results

Net income was $1,624,000 in the first quarter of 2003 compared with $1,704,000 in the first quarter of 2002. Net income per diluted share was $0.29 in the first quarter of 2003 compared with $0.31 in the same quarter of last year.

Total interest income was $10.2 million through the first quarter of 2003, compared with $11.0 million in the first quarter of 2002. The decline in interest income was primarily attributable to lower interest rates. Interest earning assets produced an average annual yield of 5.98% in the first quarter of 2003 and 6.95% for the same period in 2002.

Total interest expense was $3.1 million in the first quarter of 2003, down from $3.9 million in the first quarter of 2002. Lower interest rates were the primary reason for the reduction in interest expense. The average annual rate of interest paid on interest bearing liabilities was 2.06% in the first quarter of 2003, compared to 2.83% for the same period in 2002.

Net interest income for the first quarter of 2003 was $7.1 million compared with $7.2 million in the first quarter of 2002.

Net interest income after provision for loan losses was $5.6 million in the first quarter of 2003 compared with $6.4 million in the first quarter of 2002. Provision for loan losses in the first quarter of 2003 totaled $1.5 million compared to $800,000 for the same period in 2002. Elam P. Holley, Jr., president and chief executive officer commented, saying, “We remain committed to loan quality. As softness in national and regional economies continues, we

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PBTC Announces First Quarter Results

April 16, 2003

endeavor to maintain our loan portfolio and related reserves at the highest possible standard. Consequently, we realized a higher provision for loan losses in the first quarter of 2003 than in the first quarter of 2002.

“Our non-interest income was up 18.8% to $2.7 million in the first quarter of 2003 compared with the first quarter of 2002. We continue to focus on building our non-interest income sources to diversify our earnings. We experienced solid growth in our fee-based service income, as well as trust department revenue and deposit service charges. Additionally, we realized significant rental income from real estate owned in the first quarter of 2003 that we did not realize in the first quarter of 2002.

“We continue to seek to manage the bank’s operations to be more efficient as evidenced by the 3.1% decrease in non-interest expense compared with last year’s first quarter. We are benefiting from increased utilization of technology in certain areas to help improve our operational efficiencies and continue to manage our personnel costs closely,” continued Mr. Holley.

Outlook for 2003

“We anticipate the effects of the soft economy and low interest rate environment to result in lower loan demand and continued margin pressure in the second quarter. We believe our asset base is strong and plan to remain focused on loan quality, enhancing our operations and continuing our cost control initiatives,” concluded Mr. Holley.

About Peoples BancTrust Co., Inc.

The Peoples BancTrust Co., Inc. is the parent company of The Peoples Bank and Trust Company, which has 25 offices located in nine Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Lee, Shelby, Tallapoosa and Tuscaloosa).

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust’s operating results, performance or financial condition are competition, the demand for it’s products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

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PBTC Announces First Quarter Results

April 16, 2003

Earnings Summary:

(Dollars in thousands except per share amounts)

	Three Months Ended Mar. 31,
	2003	2002
	(Unaudited)
Total interest income	$10,160	$11,044
Total interest expense	3,058	3,874

Net interest income	7,102	7,170
Provision for loan losses	1,532	807

Net interest income after provision for loan losses	5,570	6,363
Net securities gains	442	246
Other noninterest income	2,296	2,058
Noninterest expense	6,022	6,215

Income before income taxes	2,286	2,452
Income tax expense	662	748

Net income	$1,624	$1,704

Basic net income per share	$0.29	$0.31
Diluted net income per share	$0.29	$0.31
Basic weighted average number of shares outstanding	5,562,802	5,562,784
Diluted average number of shares outstanding	5,579,637	5,565,689

Balance Sheet Summary:

(Dollars in thousands except per share amounts)

	As of Mar.31, 2003	As of Dec. 31, 2002
	(Unaudited)
Total assets	$759,417	$740,261
Loans, net of the unearned discount	496,657	499,258
Allowance for possible loan losses	(11,242)	(10,257)
Total deposits	625,477	596,972
Total borrowed funds	57,244	67,478
Stockholders’ equity	71,609	71,181
Book value per share	$12.87	$12.80

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